UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2010

AboveNet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23269	11-3168327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Hamilton Avenue
White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (914) 421-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

On November 23, 2010, AboveNet, Inc. (the “Company”) issued a press release announcing that its Board of Directors declared a special one-time cash dividend of $5.00 per share on the Company’s common stock (the “Dividend”).  The Dividend will be payable on December 27, 2010 to the stockholders of record at the close of business on December 6, 2010.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company’s press release also notes the commitment by SunTrust Bank with respect to a five-year $250 million senior secured revolving credit facility (the “New Credit Facility”).  The Company will use a portion of the funds drawn under the New Credit Facility to pay all obligations due under the Company’s existing Credit and Guaranty Agreement dated as of February 29, 2008 (as amended, the “Existing Facility”), with the balance available for working capital and general corporate purposes.

The Company expects to pay the Dividend from its available cash and the consummation of the New Credit Facility is not a condition to the payment of the Dividend.  The New Credit Facility is subject to the negotiation, execution and delivery of definitive loan documentation and the satisfaction of various other conditions prior to closing.  The Company obtained a waiver under the Existing Facility for the declaration and payment of the Dividend.

Item 9.01.      Financial Statements and Exhibits

Exhibit No.	Exhibit Description

99.1	AboveNet, Inc. Press Release dated November 23, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABOVENET, INC.

Date: November 23, 2010	By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Exhibit Description

99.1	AboveNet, Inc. Press Release dated November 23, 2010